UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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XCEL ENERGY INC.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT SUPPLEMENT	414 Nicollet Mall Minneapolis, MN 55401

May 13, 2021

Dear Shareholders of Xcel Energy Inc.:

We are providing additional information to supplement the Proxy Statement (the “Proxy Statement”) that was mailed to you on April 6, 2021 in connection with the 2021 Annual Meeting of Shareholders of Xcel Energy Inc. (“Xcel Energy,” the “Company,” “we,” “us” and “our”) to be held on May 19, 2021 (the “Annual Meeting”). The purpose of this supplement is to provide information relating to recently announced changes to our management team and our Board of Directors.

This supplement should be read together with the Proxy Statement. This supplement does not change the proposals to be acted on at the Annual Meeting or the recommendations of our Board of Directors with respect to the proposals, which are described in the Proxy Statement. Except as specifically supplemented or amended by the information in this supplement, all information set forth in the Proxy Statement continues to apply and should be considered when voting your shares. To the extent that the information in this supplement differs from or updates the information contained in the Proxy Statement, the information in this supplement is more current and supersedes that information contained in the Proxy Statement.

Management Changes

Following the mailing of the Proxy Statement, we announced on May 13, 2021 that, effective August 18, 2021, Ben Fowke, our Chairman and Chief Executive Officer, will retire as Chief Executive Officer. Following his retirement, Mr. Fowke will continue as Executive Chairman of the Company for a transition period to be determined by our Board of Directors.

In connection with Mr. Fowke’s retirement as Chief Executive Officer, our Board of Directors has appointed Robert Frenzel as President and Chief Executive Officer, effective August 18, 2021. Mr. Frenzel is currently serving as our President and Chief Operating Officer where he leads the Company’s four utility operating companies, as well as the transmission, distribution and natural gas operations. Prior to that, Mr. Frenzel served as Chief Financial Officer, where he led the finance, tax, accounting and corporate development functions of Xcel Energy and its subsidiary companies. Mr. Frenzel joined Xcel Energy in 2016 from Energy Future Holdings, Inc., where he served as the Chief Financial Officer for Luminant, its competitive power generating subsidiary. Mr. Frenzel previously worked as vice president in the investment banking division of Goldman Sachs, following his tenure as a manager and senior consultant in the strategy, finance and economics practice at Arthur Andersen. After college, he served in the United States Navy for six years, working as a nuclear engineering officer and weapons officer. Following active duty, he served in the Navy Reserves and was promoted to lieutenant commander. Mr. Frenzel earned his bachelor’s degree in industrial engineering from Georgia Tech and his master’s degree in business administration from the University of Chicago Booth School of Business.

Compensation arrangements for Mr. Fowke and Mr. Frenzel in connection with the foregoing management changes will be determined at a later date and publicly disclosed.

Voting Matters

There are no changes to the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement and listed on the proxy or Notice of Internet Availability of Proxy Materials you previously received. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you have already submitted your proxy card and wish to change your vote based on any of the information contained in this supplement, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by following the instructions in the Proxy Statement.

We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors,

Amy Schneider

Vice President, Corporate Secretary